Exhibit 10.21

February 23, 2007

Kevin Rakin

14 Side Hill Road

Westport, CT 06880

Re: Employment Agreement

Dear Kevin:

This letter is to confirm our understanding with respect to your employment by Advanced BioHealing, Inc. (the “Company”) (the terms and conditions agreed to in this letter are hereinafter referred to as the “Agreement”). Effective upon the initial closing of the Company’s sale of Series C Preferred Stock (the “Series C Financing”) currently being negotiated (the “Effective Date”), and in consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, we have agreed as follows:

1. Employment.

(a) Subject to the terms and conditions of this Agreement, the Company shall employ you, and you shall be employed by the Company and any of its successors, in the position of Chief Executive Officer (“CEO”) and you shall be the most senior officer in the Company. You shall report exclusively to the Board of Directors of the Company (the “Board”). In addition, during the term of your employment, the Company shall cause you to be elected to the Board. You shall have the responsibilities, duties and authority commensurate with the position of a chief executive officer, including such responsibilities, duties and authority as may be reasonably assigned to you from time to time by the Board. The performance of your services hereunder shall be at the offices of the Company in Fairfield County, Connecticut and in California (such services to be rendered primarily at said Connecticut office), subject to reasonable travel requirements to other locations during the course of such performance.

(b) Devotion to Duties. While you are employed hereunder, (i) you shall use your best efforts, skills and abilities to perform faithfully all duties assigned to you pursuant to this Agreement and shall devote approximately seventy-five percent (75%) of your business time and energies to the business and affairs of the Company and (ii) you shall not undertake any other employment, consultancy, advisory or director position from any person or entity without the prior written consent of the Board (which consent shall not be unreasonably withheld, delayed or conditioned by the Board); provided, however, that nothing in this Section 1(b) shall restrict you from managing your personal investments, evaluating or engaging in passive activities or continuing the activities listed in Schedule 1, provided that none of the foregoing activities shall interfere in any material respect with the performance of your duties hereunder.

(c) Consulting Agreement. The Consulting Agreement, dated as of June 1, 2006 (the “Consulting Agreement”), between the Company and you is hereby terminated as of the date of this Agreement as if the date hereof was the date originally set forth in the Consulting Agreement for the expiration of the term thereof, notwithstanding any provision requiring prior written notice contained therein. For purposes of clarity, it is understood and agreed that the provisions of Section 2(c) hereof provide for the only equity compensation that the Company is obligated to provide to you after the Effective Date, and, notwithstanding the survival provisions of Section 10.5 of the Consulting Agreement, the provisions of Sections 2.2(b) of the Consulting Agreement do not apply to the Series C Financing and shall be of no further force or effect.

2. Compensation.

(a) Base Salary. While you are employed hereunder, the Company shall pay you a base salary at the annual rate of $375,000 (the “Base Salary”). The Base Salary may be subject to increase from time to time in the discretion of the Board. The Base Salary shall be payable in substantially equal installments in accordance with the Company’s payroll practices as in effect from time to time, which currently provide for semi-monthly payments. The Company shall deduct from each such installment all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which you participate.

(b) Bonus. In addition to the Base Salary, the Company may pay you a bonus in the manner determined from time to time in the discretion of the Board.

(c) Equity Compensation. You agree that the only equity compensation which the Company shall be obligated to provide you is as follows:

(i) Within thirty (30) days from date of the second issuance of the Company’s Series C Preferred Stock or, if such issuance does not occur within sixty (60) days of the date of the purchase agreement (the “Purchase Agreement”) governing the sale of such Series C Preferred Stock, within ninety (90) days from the date of this Agreement, you shall be granted a warrant with an exercise period of ten years to purchase that amount of shares of the Company’s Series C Preferred Stock as represents one percent (1%) of the Fully-Diluted Common Stock (as defined below) as of the completion of all closings for the sale of such Series C Preferred Stock pursuant to the Purchase Agreement, at an exercise price per share equal to the lowest price being paid by investors in the Purchase Agreement. The Warrant shall be in a form reasonably satisfactory to you and the Company.

(ii) Reasonably promptly following the date of the second issuance of the Company’s Series C Preferred Stock or, if such issuance does not occur within sixty (60) days of the date of the Purchase Agreement, within ninety (90) days from the date of this Agreement, you shall be granted options (“Options”), pursuant to a written stock option agreement between the Company and you under the Company’s 2004 Stock Option Plan, as amended (the “Plan”), to purchase shares of the Company’s common stock, par value $.001 per share (the “Common Stock”), representing, together with any options (the “Consulting Agreement Options”) granted to you in accordance with the Consulting Agreement, up to five percent (5%) of the Fully-Diluted Common Stock as of the completion of all closings for the sale of such Series C Preferred Stock pursuant to the Purchase Agreement, at an exercise price per share equal to the fair market value of the Common Stock on the date of grant (based upon an evaluation thereof by an independent third party consultant). The number of Options granted to you in accordance with this Agreement that shall be immediately exercisable (“Immediately Exercisable Options”) shall be equal to the number of Options that, together with the Consulting Agreement Options, represent one percent (1.0%) of the Fully-Diluted Common Stock as of the completion of all closings for the sale of such Series C Preferred Stock pursuant to the Purchase Agreement. All Options other than Immediately Exercisable Options shall vest, except as provided below, in sixteen equal quarterly installments (fractional shares shall be rounded down to the nearest whole share), with the first installment vesting on June 1, 2007. Notwithstanding the foregoing, (A) all of the Options shall become fully vested and exercisable if a Change in Control (as defined below) occurs while you are an employee of the Company (or within ninety (90) days after the termination of your employment by the Company without Cause or by you for Good Reason) and (B) the Options shall cease to vest upon the date that your employment terminates unless your employment is terminated by the Company without Cause (as defined below) or you resign for Good Reason (as defined below), in which case the Options shall continue to vest for nine (9) months following such date of termination for the number of full quarterly installments that occur during nine (9) month period, provided that such continued vesting is conditional on (x) your not being in breach of your obligations under Section 6 of this Agreement or your Proprietary Rights Agreement which breach, if reasonably curable, is not cured within 30 days after delivery to you by the Company of written notice of such breach, and (y) the Company’s receipt of an executed Waiver and Release Agreement in the from attached hereto as Exhibit I and the expiration of the revocation period set forth therein. With respect to then exercisable Options, you shall have an exercise period of three years from the later of the date of the termination of your employment, any consultancy to the Company or membership of the Board. Payment of the exercise price for the Options may be made at your option by the surrender and cancellation of shares of Common Stock owned by you or issuable upon exercise of the Options, which shall be valued and credited based upon an evaluation thereof by an independent third party consultant selected by the Company and reasonably acceptable to you. The Option Agreement shall be in a form reasonably satisfactory to you and the Company.

(iii) For purposes of this Agreement, “Fully-Diluted Common Stock” means, as of any particular date, the number of shares of Common Stock then issued and outstanding (treating all securities of the Company convertible into or exercisable or exchangeable for shares of Common Stock, including without limitation, options, warrants, preferred stock and convertible notes and debentures (“Convertible Securities”) and all securities convertible into, or exercisable or exchangeable for Convertible Securities as having been fully converted into or exercised or exchanged for, as applicable, shares of Common Stock) plus any and all options authorized and available, but not then granted, under the Plan.

(iv) For purposes of this Agreement, “Change of Control” means (A) a merger or consolidation in which the Company is a constituent party or a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; provided that, for the purpose of this definition, all shares of Common Stock issuable upon exercise of options outstanding immediately prior to such merger or consolidation, or upon conversion of options, warrants, preferred stock and convertible notes and debentures outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged, (B) the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company or (C) the liquidation or dissolution of the Company or the Company ceasing to do business.

(d) Vacation. You shall be entitled to four (4) weeks paid vacation in each full calendar year (and the pro rated portion thereof in any partial calendar year that this Agreement is in effect) and paid holidays and personal days in accordance with the Company’s policies for its senior executives as in effect from time to time. All vacation days in excess of five (5) consecutive days shall be taken at times mutually agreed by you and the Company and shall be subject to the business needs of the Company. You may accrue unused vacation days up to one and one-half times your annual vacation allotment such that you shall be entitled to no more than six weeks paid vacation at any time during any calendar year.

(e) Fringe Benefits. You (and where applicable, your eligible family members) shall be entitled to participate in all employee benefit plans which the Company provides or may establish for the benefit of its senior executives generally (for example, group life, disability, medical, dental and other insurance, retirement, pension, profit-sharing and similar plans) (collectively, the “Fringe Benefits”). Your eligibility to participate in the Fringe Benefits and receive benefits thereunder shall be subject to the plan documents governing such Fringe Benefits. Nothing contained herein shall require the Company to establish or maintain any Fringe Benefits.

(f) Reimbursement of Expenses. Upon presentation of documentation of such expenses reasonably satisfactory to the Company, the Company shall reimburse you for all ordinary and reasonable out-of-pocket business expenses that are reasonably incurred by you in furtherance of the Company’s business in accordance with the Company’s policies with respect thereto as in effect from time to time.

(g) Life Insurance. The Company shall maintain a term life insurance policy covering your life in the face amount of not less than $1,000,000.00 with respect to which you shall have the right to designate the beneficiary. Upon the termination of your employment for any reason, the Company shall, within 30 days after such termination, transfer (without cost to you), free and clear of liens and security interests, the ownership of said life insurance to you or your designee.

3. Term of Employment.

(a) Term; Termination. Subject to the terms hereof, your employment hereunder shall commence on the date of this Agreement and continue until the first to occur of the following:

(i) Your death, whereupon your employment shall be terminated immediately;

(ii) Written notice to you by the Company of the termination of your employment as follows:

(A) Effective the date of such notice, following your failure, due to illness, accident or any other physical or mental incapacity, to perform the essential functions of your position for an aggregate of ninety business days within any period of one hundred and eighty consecutive business days during the term hereof as determined by a physician selected by mutual agreement of you and the Company (“Disability”), provided that if applicable law provides any provision regarding disability that is more favorable to you than that set forth herein, such more favorable provision shall govern; or

(B) Effective the date of such notice, for Cause (as defined below) or without Cause; or

(iii) Written notice to the Company by you of the termination of your employment, effective the date of such notice.

(b) Definition of Cause. For purposes of this Agreement, “Cause” means (A) your conviction of a felony, either in connection with the performance of your obligations to the Company or which otherwise materially and adversely affects your ability to perform such obligations, damages the Company in any material respect or brings the Company into public disgrace or disrepute, (B) your willful disloyalty or deliberate dishonesty which has a material adverse effect upon the Company, damages the Company in any material respect or brings the Company into public disgrace or disrepute, (C) the commission by you of an act of fraud or embezzlement against the Company, or (D) a breach by you of the provisions Section 6 of this Agreement or the Proprietary Information and Inventions Agreement by and between you and the Company dated the date of this Agreement (the “Proprietary Rights Agreement”), or of any other material provision of this Agreement, which breach, if reasonably curable, is not cured within 30 days after delivery to you by the Company of written notice of such breach. With respect to any such determination, the Board shall act fairly and in good faith. No act or omission on your part will be considered “willful” unless done, or omitted to be done, by you in bad faith or without your reasonable belief that such act or omission was in the best interest of the Company. Any act or omission pursuant to a direction or instruction in a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company. The termination of your employment shall not be deemed to be for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted or notice of action approved by the affirmative vote of not less than a majority of the entire membership of the Board (excluding you) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to you and you are given an opportunity, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, you are guilty of the conduct described above, and specifying the particulars thereof in detail.

4. Effect of Termination.

(a) Definitions. For purposes of this Agreement, “Accrued Obligations” means (A) the portion of your Base Salary as has accrued prior to any termination of your employment with the Company and has not yet been paid, (B) an amount equal to the value of your accrued unused vacation days, (C) the amount of any Bonus accrued but not yet paid and (D) the amount of any expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed.

(b) Death or Disability; Termination Without Cause or for Good Reason. If your employment hereunder is terminated as a result of your death or Disability, is terminated by the Company without Cause or is terminated by you for Good Reason, the Company shall (i) pay the Accrued Obligations to you (or your estate) promptly following such termination, (ii) if your employment is terminated due to death or Disability, within thirty (30) days following the effective date of termination, pay you an amount equal to nine months of your Base Salary, at the rate in effect at the time of such termination, (iii) if your termination is due to termination by the Company without Cause or termination by you for Good Reason, continue to pay you your Base Salary, at the rate in effect at such termination, in accordance with the Company’s normal payroll cycle during the period commencing on the date of termination and ending on the nine (9) month anniversary of such date of termination, (iv) if your termination is due to termination by the Company without Cause or termination by you for Good Reason, in either case within twelve (12) months after a Change in Control or ninety (90) days before a Change in Control, within thirty (30) days following the effective date of such termination (or such Change in Control, if later), pay you an amount equal to twelve (12) months of your Base Salary, at the rate in effect at the time of such termination, and (v) for a period of nine (9) months (or one (1) year if the termination occurs within twelve (12) months after a Change in Control or ninety days before a Change of Control), continue benefits to you and your family under the health and life insurance programs at least equal to those which would have been provided to them in accordance with this Agreement if your employment had not been terminated; provided, however, that (x) if you become reemployed with another employer and receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall cease, and (y) the payments pursuant to clauses (ii), (iii) and (iv) are conditional on (A) your not being in breach of your obligations under Section 6 of this Agreement or your Proprietary Rights Agreement which breach, if reasonably curable, is not cured within 30 days after delivery to you by the Company of written notice of such breach, and (B) the Company’s receipt of an executed Waiver and Release Agreement (by you or your other duly authorized representative) in the from attached hereto as Exhibit I and the expiration of the revocation period set forth therein.

(c) Termination for Cause; Voluntary Termination. If your employment hereunder is terminated by the Company for Cause or by you for reasons other than Good Reason, the Company shall pay the Accrued Obligations to you promptly following such termination; provided, however, the Company shall have no obligation to pay any Bonus with respect to the year in which you were terminated, whether earned, accrued or otherwise.

(d) Definition of Good Reason. “Good Reason” shall mean: (i) the assignment to you of any duties materially inconsistent with your position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by this Agreement, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company within 30 days after receipt of notice thereof given by you; or (ii) any failure by the Company to comply with any of the material provisions of this Agreement (including, without limitation, the Company’s requiring you to regularly provide services at any office or location other than as provided in Section 1(a) hereof) ) which is remedied by the Company within 30 days after receipt of notice thereof given by you. It is understood that after any Change in Control, if the principal functions of the Board are being exercised by one or more of the board of directors, chief executive or another senior officer of the acquiror (the “Acquiror Reporting Authority”), Good Reason shall not include (x) the termination of your service on the Board, or (y) whether you report to the Board and your responsibilities, duties and authority are assigned by the Board, provided that you are thereafter reporting to the Acquiror Reporting Authority and the principal functions of the Board referred to in Section 1(a) are thereafter assumed by the Acquiror Reporting Authority. It is understood that your service as Chairman of the Board shall at all times be at the pleasure of the Board.

5. Rights and Obligations with Respect to Common Stock.

(a) Registration and Preemptive Rights. You shall have registration rights pursuant to the Second Amended and Restated Registration Rights Agreement, to be dated the date of the Purchase Agreement, by and among the Company, you and the other parties named therein, as amended from time to time, and you shall have preemptive rights pursuant to the Amended and Restated Investor Rights Agreement, to be dated the date of the Purchase Agreement, by and among the Company, you and the other parties named therein, as amended from time to time. The Company agrees that your preemptive rights shall be determined based upon all vested and unvested stock options as well as all warrants which you hold.

(b) Obligation to Sell. Notwithstanding anything herein to the contrary, or in the bylaws of the Company, as amended from time to time, or any agreement relating to the capital stock of the Company, in the event that the Board and the holders of more than fifty percent (50%) of the then outstanding shares (on an “as converted” basis) of all classes of the capital stock of the Company approve a bona fide arm’s length sale of the Company (including a binding commitment to sell) to an unaffiliated third party in a single transaction or a series of related transactions (whether by sale of shares, merger, amalgamation, consolidation, sale of assets or similar transaction) (a “Recommended Transaction”), you shall be obliged to sell if required by the selling stockholders, in the same transaction or transactions and on the same terms, all of the Common Stock held by you and you, if you are required to participate in the sale, shall vote, or grant proxies to vote, all of your shares of Common Stock in favor of the Recommended Transaction and shall take such other votes or actions as may be necessary, in the reasonable judgment of the selling stockholders, to facilitate the Recommended Transaction.

6. Prohibited Competition.

(a) Certain Acknowledgements and Agreements.

(i) We have discussed, and you recognize and acknowledge the competitive and proprietary aspects of the business of the Company.

(ii) You acknowledge that a business shall be deemed a “competitive business” if it researches, develops, manufactures or commercializes cell-based wound healing technology or products.

(iii) You further acknowledge that, while you are employed hereunder, the Company will furnish, disclose or make available to you Confidential Information (as defined below) related to the business of the Company. You also acknowledge that such Confidential Information has been developed and will be developed by the Company through the expenditure by the Company of substantial time, effort and money and that all such Confidential Information could be used by you to compete with the Company. You also acknowledge that if you become employed or affiliated with any competitive business in violation of your obligations in this Agreement, it is possible that you could disclose the

Confidential Information to such competitor and could use such Confidential Information, knowingly or unknowingly, on behalf of such competitor. Further, while you are employed hereunder, you will be introduced to customers and others with important relationships to the Company. You acknowledge that any and all “goodwill” created through such introductions as the same relates to the business of the Company belongs exclusively to the Company, including, without limitation, any goodwill created as a result of direct or indirect contacts or relationships between yourself and any customers of the Company.

(iv) For purposes of this Agreement, “Confidential Information” means any information concerning the organization, business (including products and technology) or finances of the Company or of any third party that the Company is under an obligation to keep confidential that is maintained by the Company as confidential. Such Confidential Information shall include, but is not limited to, trade secrets or confidential information respecting inventions, products, technology, data, test results, designs, methods, formulae, know-how, show-how, techniques, systems, processes, software programs, works of authorship, research and development, agreements with customers or other entities or individuals, data, specifications, customer (existing and prospective) and supplier identification, financials, product cost and profit information, projects, plans and proposals. For purposes hereof, “Confidential Information” does not include, and there shall be no obligation hereunder with respect to (i) information known by you prior to your employment by the Company other than information learned during the period you were a consultant to the Company, and (ii) information that is or becomes generally available to the public other than as a result of a disclosure by you in violation of the terms of this Agreement.

(b) Non-Competition; Non-Solicitation. While you are employed hereunder and for a period of (i) nine (9) months following the termination of your employment hereunder for any reason or for no reason, or (ii) if your employment is terminated by the Company without Cause or by you for Good Reason, in either case within twelve (12) months after a Change in Control, then for a period of twelve (12) months following such termination, you shall not, without the prior written consent of the Company:

(i) For yourself or on behalf of any other person or entity, directly or indirectly, either as principal, partner, stockholder, officer, director, member, employee, consultant, agent, representative or in any other capacity, own, manage, operate or control, or be concerned, connected or employed by, or otherwise associate in any manner with, engage in or have a financial interest in, any competitive business (each, a “Restricted Activity”), except that (A) nothing contained herein shall preclude you from purchasing or owning securities of any such business if such securities are publicly traded, and provided that your holdings do not exceed one percent (1%) of the issued and outstanding securities of any class of securities of such business and (B) nothing contained herein shall prohibit you from engaging in a Restricted Activity for or with respect to any subsidiary, division or affiliate or unit (each, a “Unit”) of an entity if that Unit is not engaged in a competitive business, irrespective of whether some other Unit of such entity engages in a competitive business (as long as you do not engage in a Restricted Activity for such other Unit);

(ii) Either individually or on behalf of or through any third party, directly or indirectly, solicit, divert or appropriate or attempt to solicit, divert or appropriate, for the purpose of engaging in any competitive business, any customers or patrons of the Company or any prospective customers or patrons with respect to which the Company has developed or made a sales presentation (or similar offering of services);

(iii) Either individually or on behalf of or through any third party, directly or indirectly, (A) solicit, entice or persuade or attempt to solicit, entice or persuade any employees of or consultant to the Company to leave the service of the Company for any reason or (B) employ, cause to be employed, or solicit the employment of, any employee of or consultant to the Company while any such person is providing services to the Company; provided however that the provisions of this Section 6(b)(iii) shall not apply to Jennifer Barretta, Gerald Vovis and Dean Tozer to the extent those individuals are contacted by you in connection with your activities permitted under Section 1(b) hereof, any such person would not be in violation of any employee or consulting agreement or other obligation to or with the Company, and the duties of such individuals to the Company has priority over any such other activity; or

(iv) Either individually or on behalf of or through any third party, directly or indirectly, interfere with, or attempt to interfere with, the relations between the Company and any vendor or supplier to the Company.

(c) Reasonableness of Restrictions. You further recognize and acknowledge that (i) the types of employment which are prohibited by this Section 6 are narrow and reasonable in relation to the skills which represent your principal salable asset both to the Company and to your other prospective employers and (ii) the time period and the geographical scope of the provisions of this Section 6 is reasonable, legitimate and fair to you in light of the fact that research in the field in which the Company is engaged and may engage is highly competitive and conducted on a global basis, the Company’s need to market its services and sell its products in a large geographic area in order to have a sufficient customer base to make the Company’s business profitable and in light of the limited restrictions on the type of employment prohibited herein compared to the types of employment for which you are qualified to earn your livelihood.

(d) Survival of Acknowledgements and Agreements. Your acknowledgements and agreements set forth in this Section 6 shall survive the termination of this Agreement and the termination of your employment hereunder for any reason or for no reason.

7. Proprietary Rights Agreement. You hereby agree and acknowledge that you are subject to the terms and conditions of the Proprietary Rights Agreement, and that the provisions of the Proprietary Rights Agreement shall survive expiration or termination of this Agreement in accordance with the terms thereof.

8. Disclosure to Future Employers. Nothing contained in this Agreement or from the course of dealing between the parties constitutes an agreement, express or implied, regarding the Company’s rights (or lack thereof) to provide the covenants contained in Section 6 of this Agreement and a copy of the Proprietary Rights Agreement to any future employer or to any business or enterprise which you may, directly or indirectly, own, manage, operate, finance, join, control or in which you may participate in the ownership, management, operation, financing or control, or with which you may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise.

9. Records. Upon termination of your employment hereunder for any reason or for no reason and at any other time requested by the Company, you shall deliver to the Company any property of the Company which may be in your possession, including products, materials, memoranda, notes, records, reports or other documents or photocopies of the same, excluding personal correspondence.

10. Insurance. The Company, in its sole discretion, may apply for and purchase key person life insurance on your life in an amount determined by the Company with the Company as beneficiary and one or more other policies of insurance insuring your life. You shall submit to any medical or other examinations and to execute and deliver any applications or other instruments in writing that are reasonably necessary to effectuate such insurance.

11. Representations. You hereby represent to the Company that you understand this Agreement, that you enter into this Agreement voluntarily and that your employment under this Agreement will not in and of itself conflict with any legal duty owed by you to any other party, or with any agreement to which you are a party or by which you are bound, including, without limitation, any non-competition or non-solicitation provision contained in any such agreement. Notwithstanding the foregoing, the Company acknowledges and agrees that (i) you are now (and will, by virtue of your outside activities, be and become) bound by confidentiality and/or similar agreements and/or obligations in favor of other persons and entities, and (ii) such other agreements and/or obligations shall not constitute a breach of this Agreement (and the Company shall not require you to take any action which would result in such a breach). You shall indemnify and hold harmless the Company (and its officers, directors, security holders, partners, members, employees, agents and representatives, but only in their capacities as such) against loss, damage, liability or expense arising from any claim brought against them by a third party based upon any breach by you of such representation.

12. Company Indemnity. The Company has agreed to enter into an Indemnity Agreement with you which shall be effective on the Effective Date.

13. General.

(a) Notices. All notices, requests, consents and other communications hereunder which are required to be provided, or which the sender elects to provide, in writing, shall be addressed to the receiving party’s address set forth above or to such other address as a party may designate by notice hereunder and will be either (i) delivered by hand, (ii) sent by overnight courier or (iii) sent by registered or certified mail, return receipt requested, postage prepaid.

(b) Entire Agreement. This Agreement, together with the Proprietary Rights Agreement and the other agreements specifically referred to herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(c) Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(d) Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

(e) Assignment. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which you are principally involved. You may not assign your rights and obligations under this Agreement without the prior written consent of the Company and any such attempted assignment by you without the prior written consent of the Company shall be void.

(f) Benefit. All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement shall be construed to create any rights or obligations except between the Company and you and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

(g) Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the State of Connecticut, without giving effect to the conflicts of law principles thereof.

(h) Jurisdiction, Venue and Service of Process. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the State of Connecticut in Fairfield County or of the United States of America for the District of Connecticut. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts.

(i) WAIVER OF JURY TRIAL. ANY ACTION, DEMAND, CLAIM OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT SHALL BE RESOLVED BY A JUDGE ALONE AND EACH OF YOU AND THE COMPANY WAIVE ANY RIGHT TO A JURY TRIAL THEREOF.

(j) Severability. The parties intend this Agreement to be enforced as written. However, (i) if any portion or provision of this Agreement is to any extent declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law and (ii) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision, the geographic area covered thereby, or other aspect or scope of such provision, the court making such determination shall have the power to reduce the duration, geographic area of such provision, or other aspect or scope of such provision and/or to delete specific words and phrases (“blue-penciling”), and in its reduced or blue-penciled form, such provision shall then be enforceable and shall be enforced.

(k) Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(l) Injunctive Relief. You hereby expressly acknowledge that any breach of any of the terms and/or conditions set forth in Section 6 may result in substantial, continuing and irreparable injury to the Company. Therefore, in addition to any other remedy that may be available to the Company, the Company shall be entitled to seek injunctive or other equitable relief by a court of appropriate jurisdiction in the event of any breach of the terms of Section 6. The period during which the covenants contained in Section 6 shall apply shall be extended by any periods during which you are found by a court to have been in violation of such covenants, provided that the duration of such extension shall not exceed a period of time equal to the period commencing on the date of such violation and continuing for a period of sixty (60) days after the date the Company first becomes aware of such violation.

(m) No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

(n) Counterparts. This Agreement may be executed in counterparts, as well as via facsimile or other electronic means, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(o) Opportunity to Review. You hereby acknowledge that you have had adequate opportunity to review these terms and conditions and to reflect upon and consider the terms and conditions of this Agreement and that you have had the opportunity to consult with counsel of your own choosing regarding such terms. In connection with such consultation with counsel, the Company shall reimburse any reasonable legal fees incurred by you prior to the Effective Date. You further acknowledge that you fully understand the terms of this Agreement and have voluntarily executed this Agreement.

(p) No Mitigation. In no event shall you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this Agreement and such amounts shall not be reduced whether or not you obtain other employment. The Company and you (as the case may be, the “Contesting Party”) agree to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the other party (the “Defending Party”) may reasonably incur as a result of any contest by the Contesting Party, provided that the Defending Party prevails in at least one material issue, of the validity or enforceability of, or liability under, any provision of this Agreement (including, without limitation, as a result of any contest by the Contesting Party about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f) (2) (A) of the Internal Revenue Code of 1986, as amended.

(q) Actions on Behalf of the Company. Any decision or determination to be made or taken by the Company with respect to this Agreement shall be made only by the Board, acting in accordance with the Company’s bylaws and certificate of incorporation, and not by the chief executive officer or any other employee of the Company.

14. Certain Additional Payments by the Company.

(a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to you or for your benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 14) that is determined to be a payment contingent on a Change of Control of the Company under Section 280G(b)(2) of the Code (a “Covered Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then you shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Covered Payments. Notwithstanding the foregoing provisions of this Section 14(a), if it shall be determined that you are entitled to a Gross-Up Payment, but that the Covered Payments do not exceed 110% of the greatest amount (the “Reduced Amount”) that could be paid to you such that the receipt of Covered Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to you and the Covered Payments, in the aggregate, shall be reduced to the Reduced Amount.

(b) Subject to the provisions of Section 14(c), all determinations required to be made under this Section 14, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by such certified public accounting firm as may be designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and you within 15 business days of the receipt of notice from you that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Company shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 14, shall be paid by the Company to you within five days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and you. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 14(c) and you thereafter are required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to you or for your benefit. In the event that prior to the time you have filed any of your tax returns for the calendar year in which the Change in Ownership event covered by Code Section 280G(b)(2) occurred, the Accounting Firm determines, for any reason whatever, the correct amount of the Gross-Up Payment to be less than the amount determined at the time the Gross-Up Payment was made, Executive shall repay to the Company, at the time that the amount of such reduction in Gross-Up Payment is determined by the Accounting Firm, the portion of the prior Gross-Up Payment attributable to such reduction (including the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the portion of the Gross-Up Payment being repaid by you).

(c) You shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after you are informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the 30-day period following the date on which you give such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 14(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs you to pay such claim and sue for a refund, the Company shall advance the amount of such payment to you, on an interest-free basis and shall indemnify and hold the you harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) In the event that after the time you have filed any of your tax returns for the calendar year in which the Change in Ownership event covered by Code Section 280G(b)(2) occurred, the Accounting Firm determines, for any reason whatever, the correct amount of the Gross-Up Payment to be less than the amount determined at the time the Gross-Up Payment was made, you shall file at the request of the Company an amended tax return in accordance with the Accounting Firm’s determination, but no portion of the Gross-Up Payment shall be required to be refunded to the Company until actual refund or credit of such portion has been made to you, and interest payable to the Company shall not exceed the interest received or credited to you by such tax authority for the period it held such portion (less any tax you must pay on such interest and which he is unable to deduct as a result of payment of the refund). If, after your receipt of an amount advanced by the Company pursuant to Section 14(c), you become entitled to receive any refund with respect to such claim, you shall (subject to the Company’s complying with the requirements of Section 14(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by you of an amount advanced by the Company pursuant to Section 14(c), a determination is made that you shall not be entitled to any refund with respect to such claim and the Company does not notify you in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to us the enclosed copy of this Agreement.

Very truly yours,

ADVANCED BIOHEALING, INC.

By:	/s/ Gerald Vovis
Name:	Gerald F. Vovis
Title:	VP & General Manager

Accepted and Approved

/s/ Kevin Rakin	2/23/07
Print Name: Kevin Rakin	Date

SCHEDULE 1

Current Outside Activities

Current Board Memberships:

Sciona, Inc.

Omrix BioPharmaceuticals, Inc. (OMRI)

Ipsogen SAS (board member and consultant)

Vion Pharmaceuticals, Inc. (VION)

Clinical Data, Inc. (CLDA)

Advisory relationships:

Red Abbey Venture Partners

Canaan Partners

Catterton Partners (consultant to Niadyne Inc.)

Investment relationship:

Helix Pharmaceuticals, Inc.

Exhibit I

Form of Waiver and Release Agreement

WAIVER AND RELEASE AGREEMENT

In consideration of the termination benefits payable to me pursuant to the Employment Agreement dated February     , 2007 (the “Employment Agreement”), and for other good and valuable consideration, and intending to be legally bound, I, Kevin Rakin, for myself and for my heirs, executors, administrators, successors and assigns, and anyone claiming for or through me, release and forever discharge (i) Advanced BioHealing, Inc. (the “Company”) and (ii) its current and former affiliates, subsidiaries, parents, partners, stockholders, principals, officers, directors, employees, agents, representatives, fiduciaries, successors and assigns, and any other person acting on behalf of the Company, but only in their capacities as such (the “Company Parties”), from any and all claims, causes of action, or liabilities whatsoever, including, but not limited to, any claim of discrimination, any claim of backpay or compensatory or punitive damages or attorneys fees, any claim specifically arising directly or indirectly out of my employment relationship with the Company, and from any rights, claims in law or equity for wrongful discharge, discriminatory or wrongful treatment under any local, state or federal law or order (including without limitation the Age Discrimination In Employment Act of 1967 (“ADEA”), the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Connecticut Human Rights and Opportunities Law, the Employee Retirement Income Security Act of 1974, the Americans With Disabilities Act of 1992, the federal and Connecticut Family and Medical Leave Acts, Section 290a of the Connecticut Workers’ Compensation Act, including without limitation any amendments to these or other laws), tort, personal injury, contract, defamation, mental anguish, injury to health and/or personal reputation, and from any other claim arising out of my employment with or termination or resignation of employment from the Company, or under any other facts or circumstances whatsoever (all of the foregoing collectively called “Claims”). This release of Claims shall extend to Claims of any nature whatsoever, including claims that are known or unknown, suspected or unsuspected.

Notwithstanding anything contained herein to the contrary, this release of claims shall not extend to (i) Claims I may now or hereafter have to enforce (A) the payments required to be made and other obligations required to be performed by the Company following your termination of employment pursuant to the Employment Agreement, (B) the Indemnity Agreement made as of             , 2007 by and between me and the Company (the “Indemnity Agreement”), (C) the Stock Option Agreements between me and the Company (the “Option Agreements”), (D) any warrants of the Company which I may hold, or (E) the Investor Rights Agreement and the Registration Rights Agreement or any similar agreement with the Company executed by me in connection with the Company’s Series C Preferred Stock financing, (ii) benefits under the terms of the Company’s employee benefit plans, programs and arrangements to which I am entitled as of the date of my termination of employment, (iii) any economic rights or Claims I may have as an owner or holder of any stock or other securities of the Company, but not rights arising prior to the date hereof pursuant to Subchapter XIII of the General Corporation Law of Delaware against the Company, it’s directors or officers, (iv) benefits under the terms of the Company’s employee benefit plans, programs and arrangements to which I am entitled as of the date of my termination of employment (or, after the date of my termination, pursuant to the terms of the Employment

Agreement), (v) properly reimbursable expenses whether submitted heretofore or hereafter, and (vi) any rights or Claims I may have prior hereto, now or in the future to indemnification under the Company’s Certificate of Incorporation or By-laws or the General Corporation Law of the State of Delaware or the Company’s Directors’ and Officers’ or other liability insurance.

I hereby acknowledge that my employment with the Company was terminated pursuant to the following Section of the Employment Agreement:

I agree that I have read this Waiver and Release Agreement, that I understand its terms, that I entered into it freely and voluntarily, and that I have been given the opportunity to consult with an attorney of my choice prior to executing it. I also agree that I was given twenty-one (21) days from the date I received this Waiver and Release Agreement to consider its terms and seven (7) days after I sign it to revoke my acceptance.

[Signature page follows]

[SIGNATURE PAGE TO WAIVER AND RELEASE AGREEMENT]

Date

Sworn and subscribed to me before
This day of 200

Notary Public/Commissioner of the
Superior Court

My Commission Expires: